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                                                                     Exhibit 8.3


                  [Letterhead of Gibson, Dunn & Crutcher LLP]


                                                               October 11, 2002

Direct Dial                                                          Client No.
(212) 351-4000                                                       39267-00017
Fax No.
(212) 351-4035


Horace Mann Educators Corporation
1 Horace Mann Plaza
Springfield, Illinois 62715-0001

          Re:  Senior Convertible Notes due 2032


Ladies and Gentlemen:

     We have acted as tax counsel to Horace Mann Educators Corporation, a Delaware corporation (the "Company"), in connection with the issuance of $353,500,000 principal amount (including the underwriter's overallotment option) of Senior Convertible Notes due 2032 (the "Notes"). The Company has requested our opinion as to whether, as of their issue date of May 14, 2002 (the "Issue Date"), (1) the Notes would be treated as indebtedness of the Company for federal income tax purposes and (2) the regulations governing contingent payment debt instruments (the "CPDI Regulations") would apply to the Notes. We rendered an opinion to the Company regarding these issues on May 8, 2002.

     In formulating our opinion, we have reviewed such documents as we deemed necessary or appropriate, including (i) the Offering Memorandum of the Company relating to the issuance of the Notes dated May 8, 2002 (the "Offering Memorandum"); (ii) the Indenture dated May 14, 2002 among the Company and JPMorgan Chase Bank, as trustee; and (iii) the Annual Report for the year ended December 31, 2001 of the Company on Form 10-K filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1934. In addition, we have made such other factual and legal inquiries as we have considered necessary or appropriate.

     Our opinion set forth below assumes (i) the initial and continuing accuracy as of the Issue Date of the statements and facts concerning the Notes set forth in the Offering Memorandum; (ii) the conformity of the Notes to the terms set forth in the Offering Memorandum; (iii) the accuracy of representations made to us by the Company, which are set forth in the certificate delivered to us by the Company, dated May 8, 2002 (the "Certificate") as of that date and as of the Issue Date; and (iv) the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents





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Horace Mann Educators Corporation
October 11, 2002
Page 2


submitted to us as originals, and the conformity to original documents of all documents submitted to us as photocopies. We also have assumed that the transactions related to the issuance of the Notes were consummated in the manner contemplated by the Offering Memorandum.

     Based upon the foregoing and in reliance thereon, including, without limitation, the representations of the Company contained in the Certificate that
(a) as of the Issue Date, the likelihood that the contingent interest payments will or will not be made during the term of the Notes is not remote and (b) under reasonably expected market conditions, the potential amount of contingent payments, if paid, is not insignificant relative to the total expected amount of the payments on the Notes, and subject to the qualifications, exceptions, assumptions and limitations herein contained, we are of the opinion that, as of the Issue Date:

     (1) the Notes would be treated as indebtedness of the Company for U.S. federal income tax purposes; and

     (2) the Notes would be subject to the regulations governing contingent payment debt instruments contained in Section 1.1275-4(b) of the Treasury Regulations promulgated under the Internal Revenue Code of 1986, as amended (the "Code").

     We express no opinion concerning any tax consequences associated with the Notes other than the opinions specifically set forth herein.

     Our opinion is based on provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the IRS, and case law as of the Issue Date, any of which may be changed at any time with retroactive effect. Any change in applicable law or the facts and circumstances surrounding the Notes, or any inaccuracy in the statements, facts, assumptions, and representations on which we relied, may affect the continuing validity of the opinions set forth herein. We assume no responsibility to inform you of any such changes or inaccuracies that may occur or come to our attention.

     This opinion is furnished to you solely in connection with the offering of the Notes and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Commission as Exhibit 8.3 to the Shelf Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.


                                               Very truly yours,


                                               GIBSON, DUNN & CRUTCHER LLP


DWM/JMT/MKP